Kurt Schusterman
7946 Sitio Redonda
Carlsbad, CA 92009

     Re:  Employment Agreement

Dear Kurt:

This Employment Agreement (this "Agreement") sets forth our agreement concerning certain terms of your employment by TRM Corporation (the "Company") as of February 8, 1999.

1.   Employment Agreement

     1.1  Employment

          (a) You will hold the position of Vice President, and Chief Operating Officer of TRM ATM Corporation (TRM) of the Company and perform those duties as are generally associated with such a position. You will report to the President and Chief Executive Officer and the Board of Directors of the Company. You also agree to perform such acts and duties as the President and Chief Executive Officer and the Board of Directors of the Company may reasonably direct, to comply with all applicable policies and procedures of the Company, and to devote such time, energy and skill to your assignment as the President and Chief Executive Officer and the Board of Directors of the Company considers reasonably necessary for the performance of your duties. You and the Company understand and agree that circumstances may arise in which you and the Company may mutually agree to change, in whole or in part, the scope of your responsibilities and the title of your position.

          (b) Your employment with the Company will continue under this Agreement until terminated by you or the Company as provided in paragraph 2.1, below. Notwithstanding the designation of a term for this Agreement, your employment with the Company will be on an "at will" basis with both you and the Company retaining the right to terminate the employment relationship at any time and for any reason, without liability on the part of the Company or any affiliated or related corporation for the termination, except as expressly provided in this Agreement. Your last day of employment with the Company is referred to herein as your Separation Date.


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February 8, 1999
Kurt Schusterman Employment Agreement
Page 2 of 6


     1.2 Salary. During the first term of this Agreement, you will be paid the annualized equivalent of $150,000 as base salary, payable in installments on regular Company paydays. The first term shall end on December 31, 1999. On January 1, 2000 your base salary shall be increased to $165,000/year and on January 1, 2001, your base salary shall be increased to $185,000/year provided you are still employed by TRM on these dates.

     1.3 Benefits. In addition to your base compensation, you will be given an opportunity to earn incentive compensation in calendar year 1999 of $100,000 upon the achievement of additional performance criteria to be established by the President and Chief Executive Officer or the Board of Directors of the Company. You may take a draw of $25,000 in December, 1999 from your earned 1999 bonus. Thereafter, you will be eligible to receive incentive compensation as the President and Chief Executive Officer or the Board of Directors of the Company shall approve. You will also receive a sign-on bonus of $50,000, less statutory taxes. Should your employment terminate for any reason within calendar year 1999, you agree to pay back the amount of the sign-on bonus. You will also be eligible to participate in any benefit plans or programs generally available to the Company's management as the Board of Directors shall from time-to-time approve, which shall include paid time off (PTO) which will accrue beginning on your date of employment at a rate of 20 days per year.

     1.4 Stock Option. A stock option for 100,000 shares of TRM Stock will be issued to you. That option will vest 20% per year for five years with an exercise period of ten years. The option price of the shares will be based on the closing price of TRM stock on the date you accept the employment offer.

2.   Termination of Agreement

     2.1 Termination. The term of this Agreement shall continue until terminated earlier as follows:

          (a) This Agreement may be terminated by you for any reason upon 30 days' written notice to the Company.

          (b) This Agreement may be terminated by the Company for any reason at any time with 30 days' written notice to you, subject only to the obligation of the Company, if you are terminated for reasons other than those specified in paragraph 2.2, to pay severance pay according to the following formula:


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February 8, 1999
Kurt Schusterman Employment Agreement
Page 3 of 6


               (i) Six months' pay plus an additional one month's pay for each year of employment of you by the Company (based on your hire date of February 8, 1999), up to a maximum of 12 months pay (the "Salary Continuation Period"), plus (ii) all incentive compensation earned but unpaid on or prior to the Separation Date, plus (iii) health insurance for the Salary Continuation Period at the same coverage level as in effect immediately prior to the Separation Date.

                    Severance pay may be paid to you at your option in a lump sum or in regular payroll period installments.

          (c) This Agreement shall automatically terminate in the event of your death or disability. For purposes of this Agreement, "disability" shall mean inability to perform all or substantially all of your responsibilities for a period of more than six (6) months.

          (d) Eligibility for severance pay is conditioned upon your execution of a Release of Claims in a form provided by the Company at the time of termination. (sample attached)

     2.2 Ineligibility for Severance Pay. With respect to subparagraph 2.1(b), you will not be eligible for severance pay under this Agreement if:

          (a) you voluntarily resign or retire from your employment at any time and for any reason except because of an involuntary reduction in your base salary;

          (b) the Company terminates your employment for cause (as defined in paragraph 2.3, below) or your employment terminates due to your death or disability;

          (c)  you breach the terms of paragraph 3; or

          (d) you fail or refuse to sign the Release of Claims form provided by the Company at the time of termination.

     2.3 Definition of Cause. For purposes of this Agreement, "cause" for termination shall be defined as (i) any misappropriation of funds or property of the Company by you; (ii) the conviction of or plea of guilty or nolo contendere by you of a felony or of any crime involving moral turpitude; (iii) your engagement in illegal, immoral or similar conduct tending to place you or the Company, by association with you, in disrepute; (iv) indulgence in alcohol or drugs to an extent that renders you unable or unfit to perform his duties hereunder; or (v) your gross dereliction of duty.


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February 8, 1999
Kurt Schusterman Employment Agreement
Page 4 of 6


3.   Confidentiality

     3.1 Preservation and Non-Use of Confidential Information. You acknowledge that you have a fiduciary duty as an officer and employee of the Company not to discuss Confidential Information obtained during your employment with the Company. For purposes of this Agreement, "Confidential Information" means any and all confidential or proprietary information concerning the Company or its affiliates, joint venturers or other related entities ("The Company Group"), the disclosure of which could disadvantage The Company Group. Confidential Information includes trades secrets as defined under the Uniform Trades Secrets Act.

          Except pursuant to your employment by the Company and as directed by the President and Chief Executive Officer and the Board of Directors of the Company, you agree not to use Confidential Information, during the term of this Agreement or after its termination for a period of five years, for any personal or business purpose, either for your own benefit or that of any other person, corporation, government or other entity.

          You also agree that, except pursuant to your employment by the Company as directed by the President and Chief Executive Officer and the Board of Directors of the Company, you will not disclose or disseminate any Confidential Information, directly or indirectly, at any time during the term of this Agreement or after its termination, to any person, agency, or court unless compelled to do so pursuant to legal process (e.g., a summons or subpoena) or otherwise required by law and then only after providing the Company with prior notice and a copy of the legal process.

     3.2 Covenant not to Compete. You also agree that while employed by the Company, and for a period of one year after the termination of employment, you shall not compete with the Company, either directly or indirectly, in the geographical areas where the Company does business, and you shall not perform services for or own an interest in any business that does so.

4.   Return of Property

          On or before your Separation Date, except as agreed to by the Company, you will return all property belonging to The Company, including, but not limited to, all documents, business machines, computers, computer hardware and software programs, computer data, telephones (cellular, mobile or otherwise), pagers, keys, card keys, credit cards and other Company-owned property.


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February 8, 1999
Kurt Schusterman Employment Agreement
Page 5 of 6


5.   Right To Consult with Attorney

          You have the right to consult with an attorney or financial advisor at your own expense regarding this Agreement.


6.   Dispute Resolution

          You agree that any dispute (1) concerning the interpretation or construction of this Agreement, (2) arising from your employment with or termination of employment from the Company, (3) relating to any compensation or benefits you may claim, or (4) relating in any way to any claim by you for reinstatement or reemployment by the Company after execution of this Agreement shall be submitted to final and binding confidential arbitration. Except as specifically provided herein, the arbitration shall be governed by the rules of the American Arbitration Association or such other rules as agreed to by the parties. Each party shall be responsible for its or his own costs and attorneys' fees relating to mediation and arbitration. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution.

7.   Entire Agreement

          This Agreement contains the entire agreement between you and the Company concerning the subject matters discussed herein and supersedes any other discussions, agreements, representations or warranties of any kind. Any modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative. This Agreement supersedes all prior employment agreements between you and the Company or any corporation affiliated with or related to the Company. The terms of this Agreement are contractual and not mere recitals. If for any reason any provision of this Agreement shall be held invalid in whole or in part, such invalidity shall not affect the remainder of this Agreement.

          This Agreement shall be construed in accordance with the laws of the state of Oregon (without regard to the conflicts of laws provisions thereof).


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February 8, 1999
Kurt Schusterman Employment Agreement
Page 6 of 6


          In order to reflect your voluntary acceptance and agreement with these terms, please sign and return the enclosed copy of this letter.

                                      Sincerely,


                                      TRM CORPORATION


                                      By: FREDERIC P. STOCKTON
                                          --------------------------------------
                                          President and CEO



ACKNOWLEDGMENT AND AGREEMENT:
I have read this Agreement and voluntarily enter into this Agreement after careful consideration and the opportunity to review it with financial or legal counsel of my choice.


                                       KURT SCHUSTERMAN
                                       -----------------------------------------
                                       Kurt Schusterman